UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 11, 2009
Inverness Medical Innovations, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16789	04-3565120

(State or other jurisdiction	(Commission file number)	(IRS Employer
of incorporation)		Identification No.)
51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453
(Address of principal executive offices)
Registrant’s telephone number, including area code: (781) 647-3900
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.142-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Item 3.02 Unregistered Sales of Equity Securities.
As previously announced, on August 11, 2009 the Company completed its acquisition of Concateno plc, a company registered under the laws of England and Wales (“Concateno”), pursuant to a scheme of arrangement under Part 26 of the United Kingdom Companies Act 2006 (the “Scheme”). Pursuant to the Scheme, the Company paid an aggregate of approximately £81.4 million and issued approximately 2.09 million shares of its common stock, par value $0.001 per share (“Common Stock”) to the former holders Concateno Shares. The Company also issued options to purchase approximately 315,227 shares of Common Stock in exchange for outstanding options to purchase Concateno Shares. The new options have a weighted-average exercise price of $29.78 per share. As part of compensation packages intended to induce certain key executives of Concateno to accept employment with the Company, the Company will award 56,000 shares of restricted Common Stock and options to purchase up to 75,000 shares of Common Stock to those executives. The shares of restricted Common Stock will vest over a period of three years conditioned upon the recipient’s continued employment with the Company, such vesting to accelerate if the recipient’s employment is terminated by the Company other than for cause. The options will have a term of 10 years, vest over a period of four years conditioned upon the recipient’s continued employment with the Company and have an exercise price equal to the fair market value of the Common Stock on the date they are granted.
In connection with the issuance of shares of Common Stock pursuant to the Scheme, the Company relied on the exemption from registration afforded by Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”), for exchanges of securities after a hearing by a court upon the fairness of the terms and conditions of the exchange. In connection with the issuance of options and restricted stock described above, the Company relied and will rely on the exemptions from registration afforded by Regulation S under the Securities Act and Section 4(2) of the Securities Act.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVERNESS MEDICAL INNOVATIONS, INC.
BY:	/s/ Jay McNamara
Jay McNamara
Senior Counsel – Corporate & Finance

Dated: August 13, 2009